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                                                                     EXHIBIT 5.1


                               January 26, 1999


Inland Steel Industries, Inc.
30 West Monroe Street
Chicago, Illinois  60603


     Re: Merger of RT Merger Sub, Inc., a wholly owned subsidiary of Inland Steel Industries, Inc., with and into Ryerson Tull, Inc.

Ladies and Gentlemen:

     We have acted as special counsel to Inland Steel Industries, Inc., a Delaware corporation ("Inland"), in connection with the corporate proceedings taken and to be taken relating to the merger of Ryerson Tull, Inc. ("Ryerson Tull") with and into RT Merger Sub, Inc., a wholly owned subsidiary of Inland, with Ryerson Tull being the surviving corporation (the "Merger"), and conversion of each share of Ryerson Tull Class A Common Stock, par value $1.00 per share (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of June 10, 1996, between Ryerson Tull and Harris Trust and Savings Bank, as the Rights Agent), issued and outstanding at the effective time of the Merger into 0.61 shares of common stock, par value $1.00 per share, of the Corporation ("Corporation Common Stock") (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of November 25, 1997, between Inland and Harris Trust and Savings Bank, as the Rights Agent, as amended). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") relating to the Merger. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that the shares of Inland Common Stock have been duly and validly authorized by all necessary action on the part of Inland and when issued pursuant to the terms of the Agreement and Plan of Merger, dated October 27, 1998, will be validly issued, fully paid and non-assessable by Inland.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions "The Merger Agreement and the Merger -- Material Federal Income Tax Considerations" and "Additional Information -- Legal Matters" therein.

                              Very truly yours,


                              MAYER, BROWN & PLATT